Exhibit 10.1
March 1, 2021
Concorde Bidco Limited
c/o Francisco Partners
One Letterman Drive, Bldg. C – Ste. 410
San Francisco, California 94129
Attention:     Petri Oksanen
    Matt Spetzler
    Steve Eisner
RE:    Payments in Respect of Equity Awards and Payments of Packham Severance
Ladies and Gentlemen:
Reference is made to that certain Share Sale and Purchase Agreement, dated November 27, 2020 (the “Purchase Agreement”), by and among CDK Global, Inc., a Delaware corporation (“Seller”), CDK Global Holdings (UK) Limited, a private company limited by shares incorporated in England and Wales with registered number 09347879 (the “Company”), solely for the limited purposes set forth therein, the other members of the Company Group that are signatories thereto, and Concorde Bidco Limited, a private limited company registered in England and Wales with registered number 13025706 (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
I.    Payments in Respect of Equity Awards
Section 7.2(e) of the Purchase Agreement provides, among other things, that Seller shall bear all liabilities in connection with the settlement of the Seller PSUs and Seller RSUs as outlined in the Purchase Agreement and that Buyer will cause members of the Company Group to provide reasonable cooperation to support Seller’s obligations with respect to the Seller PSUs and Seller RSUs at Seller’s full expense. The purpose of this Section I of this letter agreement is to outline the process that has been agreed between Seller and Buyer with respect to the settlement obligations of the Seller PSUs and Seller RSUs under the Purchase Agreement. In furtherance of the foregoing, the Seller and Buyer hereby agree as follows:
1.Prior to the Closing and subject to the terms and conditions of this Section I of this letter agreement, Seller shall take all actions reasonably necessary to give effect to the provisions of Section 7.2(e)(i) and Section 7.2(e)(ii) of the Purchase Agreement; provided, however, that the mechanics of this side letter shall govern (and shall supersede the provisions of Section 7.2(e) of the Purchase Agreement) such that the Seller RSUs that would have vested in accordance with Section 7.2(e)(i) and Section 7.2(e)(ii) of the Purchase Agreement (“Vested RSUs”) shall be forfeited per their terms and shall be replaced by the cash payments in respect of such Vested RSUs as described herein. Any Seller RSUs held by a Continuing Employee that do not become Vested RSUs as of the Closing (or as provided pursuant to Paragraph 3 of this Section I of this letter agreement) shall be forfeited in accordance with Section 7.2(e)(i) or Section 7.2(e)(ii), as applicable, of the Purchase Agreement.
740094128 20652562

2.Prior the Closing and subject to the terms and conditions of this Section I of this letter agreement, Seller shall take all actions reasonably necessary to cause each Seller PSU granted in September, 2018 to become vested immediately prior to the Closing at the level of performance determined by Seller (such vested Seller PSUs being referred to herein as the “Vested PSUs”). Any Vested PSUs shall be forfeited per their terms and shall be replaced by the cash payments in respect of such Vested PSUs as described herein and the mechanics of this side letter shall govern (and shall supersede the provisions of Section 7.2(e) of the Purchase Agreement) with respect to Seller PSUs. Subject to the terms of the Settlement Agreement (as defined in Section II of this letter agreement), Seller PSUs held by a Continuing Employee that do not become Vested PSUs as of the Closing (or as provided pursuant to Paragraph 3 of this Section I of this letter agreement) shall be forfeited in accordance with Section 7.2(e)(iv) of the Purchase Agreement. Vested RSUs and Vested PSUs are referred to together in this side letter as “Vested Equity Awards”.
3.Any Employee (as defined in Exhibit D to the Purchase Agreement, “Exhibit D”) who becomes an employee of Charnham India Private Limited, a private limited company incorporated under the laws of India, with CIN U72100TG2020PTC141302 (“Concorde India”) as of the Transfer Date (as defined in Exhibit D) shall be referred to herein as an “Indian Employee”. Notwithstanding the provisions of Paragraphs 1 or 2 of this Section I of this letter agreement or Sections 7.2(e)(i), 7.2(e)(ii) and 7.2(iii) of the Purchase Agreement to the contrary, with respect to any Indian Employee, the provisions of each of Paragraph 1 and Paragraph 2 of this letter agreement, as applicable, and the provisions of each of Sections 7.2(e)(i), 7.2(e)(ii) 7.2(e)(iii), as applicable, of the Purchase Agreement shall be given effect as of the Transfer Date as if the Transfer Date was the Closing Date for purposes of such provisions and, for purposes of this letter agreement, each Indian Employee will be considered a Continuing Employee as of the Transfer Date.
4.Schedule A hereto, which shall be provided to Buyer within two (2) calendar days prior to the Closing, shall set forth the name of each Continuing Employee (other than an Indian Employee) who will hold Vested Equity Awards as of immediately prior to the Closing, the type of Vested Equity Award held by the Continuing Employee, the number of shares subject to each Vested Equity Award, and the amount (in each case denominated in local currency and US dollars, and as denominated in US dollars, the “Closing Equity Payment Amount”) payable to or with respect to each such Continuing Employee in respect of the Vested Equity Awards held by such Continuing Employee (not including the employer portion of any associated payroll or other Taxes payable with respect to the settlement of the Vested Equity Awards). Within two (2) calendar days prior to the Transfer Date, Seller shall provide to Buyer a schedule (the “Transfer Date Schedule”) that, with respect to each Indian Employee, contains the same information as required on Schedule A determined as of the Transfer Date as if the Transfer Date was the Closing Date.
5.Buyer shall, or shall cause a member of the Company Group to, (a) pay to each Continuing Employee the amount payable to such Continuing Employee pursuant to Schedule A or the Transfer Date Schedule, as applicable, less any applicable withholding Taxes required to be withheld from such payments, and (b) pay to any Governmental Authority or taxing agency

740094128 20652562

the amount of any Taxes required to be withheld from payments to the Continuing Employees and the amount of the Employer Payroll Tax Withholding Obligation (as defined below) with respect to such payments. Any payments pursuant to this Paragraph 4 shall be made within sixty (60) days following the Closing (or in the case of Indian Employees, the Transfer Date) or, if earlier, the date required by applicable Laws. The total payments made by Buyer (or a member of the Company Group) pursuant to this Paragraph 4, whether to Continuing Employees or any Governmental Authority or taxing agency, are referred to herein as the “Equity Payments”. For purposes of this letter agreement, the term “Employer Payroll Tax Obligation” with respect to any payment means the employer portion of any payroll or other Taxes owing with respect to the payment.
6.In addition to the elements required by the Purchase Agreement to be set forth in the Pre-Closing Statement, the Pre-Closing Statement shall include, as an additional reduction to the Closing Payment, an amount equal to ninety percent (90%) of the Closing Equity Payment Amount, which reduction shall be referred to in the Pre-Closing Statement (and this letter agreement) as the “Equity Invoice Advance”. Within sixty (60) days following the date that payment of any Equity Payments is completed, Buyer shall submit to Seller a written statement (the “Equity Invoice”) setting forth in reasonable detail the amount (denominated in US dollars) of the Equity Payments covered by the Invoice, the payment date, the portion of the Equity Payments attributable to withholding Taxes, the applicable Employer Payroll Tax Obligation with respect to the Equity Payments, and a credit for the Equity Invoice Advance. Buyer shall provide Seller with such additional documentation and information as reasonably requested by Seller with respect to the Equity Payments or the payment thereof. Within ten (10) business days after Seller’s receipt of an Equity Invoice and any additional documentation and information requested, Seller shall remit to Buyer the balance of the Equity Invoice. In the event that the amount of the Equity Invoice Advance exceeds the amount that would have been payable pursuant to the Equity Invoice without regard to the credit for the Equity Invoice Advance, the Equity Invoice will be provided with the detail required pursuant to this Paragraph 6 and will reflect a zero balance and the remainder of any Equity Invoice Advance will be credited to subsequent Equity Invoices until the entire balance of the Equity Invoice Advance has been credited to Seller through the Equity Invoices.
II.    Payments of Packham Severance
Section 7.2(e) of the Purchase Agreement provides that Buyer and the Company Group shall be responsible for, among other things, all liabilities, costs, payments and expenses arising from any action by Buyer and the Company Group regarding Continuing Employees, including any liabilities and costs under or with respect to any severance plans to the extent such severance plans provide payments or benefits with respect to any Continuing Employee. Neil Packham (“Packham”) will be a Continuing Employee whose employment will be terminated by Buyer or the Company Group after the Closing. Seller and Buyer have or will enter into a Settlement Agreement with Packham (the “Settlement Agreement”) relating to obligations of the parties from and after the Closing, including Packham’s transition duties from the Closing to his separation date, payments to be provided in connection with his termination of employment, and restrictive covenants applicable to Packham after separation. The purpose of this Section II of

740094128 20652562

this letter agreement is to outline the process that has been agreed between Seller and Buyer with respect to payment of the separation payments under the Settlement Agreement and the allocation of responsibilities of Seller and Buyer with respect to the severance payments and benefits payable under the Settlement Agreement. In furtherance of the foregoing, the Seller and Buyer agree as follows:
1.Buyer shall be solely responsible for all obligations under the Settlement Agreement except as set forth in this letter agreement; provided, however, that in no event shall Buyer be responsible for any payments (the “Option Payments”) to or with respect to Packham relating to the exercise of any Options (as defined in the Settlement Agreement) during the Severance Period (as defined in the Settlement Agreement), including the Employer Payroll Tax Obligation relating to the Option Payments. Buyer shall, or shall cause a member of the Company Group to, (a) pay to Packham, any and all amounts payable to him under or with respect to the Settlement Agreement (other than Option Payments), in each case less any applicable withholding Taxes required to be withheld from such payments, and (b) pay to any Governmental Authority or taxing agency the amount of any Taxes required to be withheld from any payments made by Buyer to or with respect to Packham under the Settlement Agreement and the amount of any Employer Payroll Tax Obligation with respect to any such payments. All amounts payable under the Settlement Agreement shall be paid in accordance with the terms and conditions of the Settlement Agreement.
2.Seller shall reimburse Buyer for (a) an amount equal to US$383,333.33 of the Severance Payment as defined in, and payable pursuant to, the Settlement Agreement (the “Seller Severance Payment Obligation”), (b) an amount equal to US$176.83 per month for each month that benefits are provided pursuant to Section 2(d) of the Settlement Agreement (the “Seller Benefit Payment Obligation”), (c) the amount of any payments (the “PSU Payments”) to or with respect to Packham relating to settlement of any PSUs (as defined in the Settlement Agreement) that vest and become payable during the Severance Period, and (d) the Employer Payroll Tax Obligation with respect to the Seller Severance Payment Obligation, the Seller Benefit Payment Obligation, and the PSU Payments. Seller’s obligations under this Paragraph 2 are collectively referred to as the “Seller Severance Reimbursement Obligation”. Within thirty (30) days prior to the date on which a PSU Payment is payable, Seller shall notify Buyer in writing of the amount of such payment.
3.For each calendar month during which any payments that are part of Seller’s Severance Reimbursement Obligation are paid by Buyer to or with respect to Packham, Buyer shall submit to Seller a written statement (the “Severance Invoice”) setting forth in reasonable detail the amount of payments (denominated in US dollars) made by Buyer (or a member of the Company Group) in satisfaction of Seller’s Severance Reimbursement Obligation for such month, the type of payments made (e.g., payments relating to the Seller Severance Payment Obligation), the applicable payment dates, the amount of the Tax withholding with respect to each applicable payment for the applicable month, and the Employer Payroll Tax Obligation with respect to such payments. For purposes of this letter agreement, the Buyer’s portion of the Severance Payment shall be treated as paid before any portion of the Severance Payment that is included as part of the Seller Severance Payment Obligation. Buyer shall provide Seller with such additional

740094128 20652562

documentation and information as reasonably requested by Seller with respect to information contained in the Severance Invoice. Within ten (10) business days after Seller’s receipt of the Severance Invoice and any additional documentation and information requested, Seller shall remit to Buyer the balance of the Severance Invoice.
III.    Other
1.As required by applicable law, Buyer shall take all actions required to ensure proper reporting of the Equity Payments, the Seller Severance Payment Obligation, the Seller Benefit Payment Obligation, the PSU Payments, and any other amounts payable under the Settlement Agreement and any related Taxes, including any related Employer Payroll Tax Obligation, whether to Governmental Agencies or to the Continuing Employees or Packham, as applicable.
2.For purposes of converting local currency to US dollars as of any date, the conversion shall be based on the relevant Bloomberg Generic Composite Rate available on the Bloomberg Terminal at 5:30 P.M. (Eastern Time) on the Business Day immediately preceding the date as of which the conversion is being calculated.
3.For a period of three (3) years following the Closing, Seller or its representatives, at Seller’s expense, shall have the right, upon reasonable notice and during normal business hours and in a manner which would not unreasonably interfere with the operations of Buyer, to inspect and audit the books, accounts, and records of Buyer pertaining to the payment of Equity Settlement Payments and the Seller Severance Reimbursement Obligation (and any related payments) for the purpose of verifying the amounts invoiced to Seller and the performance of Buyer’s obligations under this letter agreement.
4.Except as provided herein, the provisions of the Purchase Agreement (including all Exhibits thereto) will remain in full force and effect in accordance with its terms.

740094128 20652562

Please sign below to indicate your agreement with the foregoing, and return one copy, at which time this letter agreement will become the binding obligation of each of the undersigned.

Sincerely,

CDK GLOBAL, INC.

/s/ Lee Brunz
Name: Lee Brunz
Title: Vice President and Secretary

ACCEPTED AND AGREED as of the date written above:

CONCORDE BIDCO LIMITED

/s/ Petri Oksanen
Name: Petri Oksanen
Title: Director

740094128 20652562